Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President	Vice President, Investor Relations
	Chief Financial Officer	Phone: (510) 505-4509
	Phone: (510) 505-4315	Email: katie.loughnot@ros.com

ROSS STORES REPORTS JULY SALES,

ESTIMATED SECOND QUARTER EPS

AND FORECASTED SECOND HALF 2003 EPS RANGES

Newark, California, August 7, 2003 — Ross Stores, Inc. (Nasdaq: ROST) today reported sales of $303 million for the four-week period ended August 2, 2003, a 13% increase above the $269 million in sales reported for the four weeks ended August 3, 2002.  Comparable store sales for the same period increased 2% on top of a 4% gain in the prior year.

For the 13 weeks ended August 2, 2003, sales were $966 million, a 10% increase over the $877 million in sales reported for the 13 weeks ended August 3, 2002.  Comparable store sales for the second quarter were flat to the prior year vs. a 9% increase in the second quarter of 2002.

For the six months ended August 2, 2003, sales totaled $1.845 billion, up 9% from the $1.697 billion in sales for the six months ended August 3, 2002.   Comparable store sales for the first six months of 2003 fell 1% versus a strong 10% gain in the prior year.

Michael Balmuth, Vice Chairman and Chief Executive Officer, stated, “We are pleased to report that same store sales turned positive as expected in July.  Effective control of both inventories and expenses throughout the second quarter also contributed to respectable earnings growth for the period.  As a result, we now estimate that earnings per share for the 13 weeks ended August 2, 2003 will increase about 13% to approximately $.70, from $.62 for the 13 weeks ended August 3, 2002.”

Mr. Balmuth continued, “Looking ahead, we continue to believe that same store sales trends should improve during the second half of the year.  As a result, we project the following same store sales and earnings per share ranges for the balance of fiscal 2003:

•                  For the third quarter ending November 1, 2003, we estimate that same store sales will increase 3% to 4% on top of a 7% increase in the prior year and that earnings per share will be in the range of $.64 to $.66, compared to $.57 earned in the third quarter ended November 2, 2002.

•                  For the fourth quarter ending January 31, 2004, we estimate that same store sales will increase 3% to 4% on top of a 3% increase in the prior year and that earnings per share will be in the range of $.85 to $.88, compared to $.74 earned in the fourth quarter ended February 1, 2003.

Additional recorded information concerning today’s press release, the Company’s expected results for the second quarter and the future outlook for the balance of  the fiscal year can be accessed by calling 402-220-5900, PIN #2363, from 8:30 a.m. eastern time on August 7, 2003 through 8:00 p.m. eastern time on August 8, 2003.  A transcript of these comments also will be made available on the press release page of the Company’s web site at www.rossstores.com.

Ross Stores will report final results for the second quarter ended August 2, 2003 on Wednesday, August 20, 2003.  The earnings press release will be issued at approximately 8:00 a.m. Eastern Daylight Time (EDT).  A conference call is scheduled to follow on the same date at 11:00 a.m. EDT to communicate additional details concerning the quarter’s results and management’s future outlook.   Anyone may listen to a real time audio broadcast of the conference call by visiting the Company’s web site at www.rossstores.com.   A recorded version of the call will also be available at the same location.

Forward-Looking Statements:  This press release contains certain forward-looking statements which are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations.  The words “plan,” “expect,” “believe,” “anticipate,” “forecast,”  “estimate,”  “projected” and similar expressions identify forward-looking statements.  The estimated earnings per share for the second quarter ended August 2, 2003 are preliminary and subject to adjustments. Risk factors include obtaining acceptable new store locations, competitive pressures in the apparel industry, changes in general economic or geopolitical conditions, changes in the level of consumer spending on or preferences in apparel or home-related merchandise, the Company’s ability to successfully implement various new supply chain and merchandising systems, unseasonable weather trends, and greater than planned operating costs.  Other risk factors are detailed in the Company’s Form 10-K for fiscal 2002.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. operates a chain of off-price retail stores offering first quality, in-season, branded apparel and apparel-related merchandise for the entire family at prices that average 20% to 60% less than department and specialty stores, as well as merchandise for the home at similar savings.  The Company had 553 stores at August 2, 2003, compared to 487 stores at the end of the same period last year.   Additional information on the Company is available at www.rossstores.com.

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